EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mercury General Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333‑125460 and 333-202204) on Form S-8 and (No. 333-215344) on Form S-3ASR of Mercury General Corporation and subsidiaries of our reports dated February 16, 2021, with respect to the consolidated balance sheets of Mercury General Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I, II and IV, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Mercury General Corporation and subsidiaries.
                                                    /s/ KPMG LLP
Los Angeles, California
February 16, 2021